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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                           FORT BROOKE BANCORPORATION
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             (Exact name of registrant as specified in its charter)

Florida                                      59-3382314
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(State of incorporation or organization)   (I.R.S. Employer Identification No.)

510 Vonderburg Drive, Brandon, Florida                             33509-1970
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(Address of principal executive offices)                           (Zip Code)

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Securities to be registered pursuant to Section 12(b) of the Act:  None

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         If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

         If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box.
[ ]

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         Securities to be registered pursuant to Section 12(g) of the Act:

                          Common stock, $.001 par value
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                                (Title of class)




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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         The Registrant was incorporated under Florida law on March 14, 1996 solely for the purpose of seeking and obtaining approval of the Board of Governors of the Federal Reserve System (the "Board") to operate as a bank holding company under The Bank Holding Company Act of 1956, as amended, by acquiring, through the mechanism of a reverse triangular merger, all of the issued and outstanding shares of Fort Brooke Bank, a Florida chartered commercial bank (the "Bank") maintaining a class of securities registered, effective as of June 29, 1995, under Section 12(g) and (i) of the Securities Exchange Act of 1934, as amended. The Registrant's holding company status was approved by the Board on June 6, 1996, and the referenced merger was made effective as of July 11, 1996. As a result thereof, one share of the Registrant's single class of capital stock was then issued to each non-dissenting Bank shareholder in exchange for the assignment thereby to the Registrant of each share of Bank stock then owned by such shareholder. The 990,553 shares so issued by the Registrant were not made the subject of a registration statement in reliance upon the availability with respect thereto of the transactional exemption from registration afforded by Section 3(a)(12) of the Securities Act of 1933, as amended.

         The Registrant's authorized capital stock consists of 10,000,000 shares of common stock, each with a par value of $.001, and containing the following characteristics:

         DIVIDENDS

                  Under Florida law, the Registrant will be prohibited from paying any dividend or making any other capital distribution if, after giving it effect, (i) the Registrant would not be able to pay its debts as they become due in the usual course of business, or (ii) the Registrant's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the Registrant were to be dissolved at the time of the distribution, to satisfy the rights of shareholders that were superior to the rights of those receiving the distribution. Moreover, federal authorities have issued policy statements that indicate bank holding companies should generally only pay dividends out of current operating earnings.

         REDEMPTION

                  The Registrant has no right, under its existing corporate governance documents or by contract, to redeem any of its outstanding shares of common stock. Under current regulations promulgated by the Board of Governors of the Federal Reserve System (the "Board"), a bank holding company may purchase or redeem its capital stock only after providing prior written notice to the Board, provided, among other matters, that such company maintains adequate capital following the purchase.

         VOTING RIGHTS

                  Each holder of the Registrant's common stock will be entitled to cast one vote for each share held on all matters requiring a shareholder vote, but may not cumulate his,


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         her or its votes for the election of directors or for any other purpose. Under Florida law, action on any matter other than the election of directors will be approved if the votes cast in favor of the matter exceed the votes cast in opposition thereto, unless a greater number of affirmative votes is required by the Registrant's articles of incorporation or the Florida Business Corporation Act. The Registrant's articles of incorporation contain no such provision. Directors of a Florida corporation are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

         LIQUIDATION RIGHTS

                  In any liquidation, dissolution or winding up of the Registrant, holders of common stock will be entitled to share ratably in all assets available for distribution after payment of debts, liabilities and preferences.

         ABSENCE OF PREEMPTIVE RIGHTS

                  Holders of the Registrant's common shares will not have preemptive rights to subscribe for additional shares on a pro rata basis when and if such additional shares are offered for sale by the Registrant. The absence of preemptive rights increases the Registrant's flexibility to raise capital as needed, to support growth, and to offer employee benefit and incentive plans, but likely will reduce Registrant shareholders' proportionate ownership interest if additional stock is issued.

         FULLY PAID AND NON-ASSESSABLE

                  No shares of the Registrant's common stock may be issued before they are fully paid. Consequently, once issued, the holders of such shares may not be subjected to further assessment by the Registrant for the purpose of restoring impaired capital or otherwise. No new consideration will be required to be paid by Bank shareholders participating in the Merger.


ITEM 2.  EXHIBITS.

     EX-2 Definitive Proxy Statement, dated April 23, 1996, as filed with the Federal Deposit Insurance Corporation, and transmitted to the shareholders of the Bank in connection with the conduct of their annual meeting held on May 9, 1996

     EX-3(i) The Registrant's Articles of Incorporation, filed for record as of April 8, 1996

     EX-3(ii)     The Registrant's current Bylaws

     EX-99 Specimen copy of a certificate evidencing the Registrant's shares of common stock, $.001 par value


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                                 SIGNATURE PAGE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                               Fort Brooke Bancorporation


Date:  November 8, 1996                        By:    /s/ Richard H. Eatman
                                                  -------------------------
                                                   Richard H. Eatman, President